MG Emerging Markets 10f3

Transactions Q2 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	China Unicom Limited	Petrochina Company Limited	Timeless Software Limited
Underwriters	Morgan Stanley Dean Witter, China International Capital Corporation, Boci Asia Limited, Deutsche Bank, ING Barings, J.P.Morgan Securities LTD	China International Capital Corp, Goldman Sachs International, ABN AMRO Rothschild, Deutsche Bank, Warburg Dillon Read	ING Barings, Core Pacific-Yamaichi International, Jardine Fleming, Cazenove Asia Limited, Tai Fook Securities Company Limited
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	CHU	PTR	8028 HK
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	no
Name of underwriter or dealer from which purchased	Morgan Stanley Dean Witter	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/16/00	4/7/00	11/25/99

Total dollar amount of offering sold to QIBs	n/a	n/a	n/a
Total dollar amount of any concurrent public offering	n/a	n/a	n/a
Total	$ -	$ -	$ -

Public offering price	$ 15.58	$ 16.44	$ 0.39
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	1.00%	1.00%	1.00%

Shares purchased	290,000	n/a	n/a
$ amount of purchase	$ 4,518,200	n/a	n/a

% of offering purchased by fund	0.10%	n/a	n/a
% of offering purchased by associated funds	0.15%	n/a	n/a
Total (Must be less than 25% of offering)	0.25%	n/a	n/a